Exhibit 33.1

NewStem Ltd.

Condensed Interim Financial Statements

As of June 30, 2023

(Unaudited)

NewStem Ltd.

Condensed Interim Financial Statements as of June 30, 2023

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NewStem Ltd.

Condensed Interim Balance Sheets as of

(Unaudited)

	June 30	December 31
	2023	2022
	US$ thousands	US$ thousands
Assets

Current assets
Cash and cash equivalents	407	878
Other current assets	37	33
Total current assets	444	911

Non-current assets
Property and equipment, net	15	23

Total assets	459	934

Liabilities and shareholders’ equity

Current liabilities
Accounts payable	76	97

Non-current liabilities
Convertible financial instrument	126	121
Total liabilities	202	218

Shareholders’ equity
Ordinary shares	*	*
Additional paid-in capital	8,832	8,686
Accumulated deficit	(8,575)	(7,970)
Total shareholders’ equity	257	716

Total liabilities and shareholders’ equity	459	934

/s/ Ayelet Dilion Mashiah
Ayelet Dilion Mashiah
CEO

Date of approval of the financial statements: August 9, 2023

* Represents an amount lower than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Operations for the

(Unaudited)

		Six-month	Six-month
		period ended	period ended
		June 30,	June 30,
		2023	2022
	Note	US$ thousands	US$ thousands
Revenues	5B	95	-

Cost of revenues	5B	11	-

Gross profit		84	-

Operating expenses:

Research and development expenses		590	1,571
Less – grants and participations received		-	(100)
Research and development expenses, net		590	1,471

General and administrative expenses, net		91	189

Operating loss		597	1,660

Financial expenses (income), net		8	(1)

Loss for the period		605	1,659

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Changes in Shareholders’ Equity

(Unaudited)

			Additional
			paid-in	Accumulated
	Ordinary shares		capital	deficit	Total
	Number of shares	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the six - month period ended June 30, 2023

Balance as of January 1, 2023	158,696	*	8,686	(7,970)	716

Share based compensation	-	-	146	-	146
Loss for the period	-	-	-	(605)	(605)

Balance as of June 30, 2023	158,696	*	8,832	(8,575)	257

For the six - month period ended
June 30, 2022	158,696	*	6,734	(5,629)	1,105

Balance as of January 1, 2022
Issuance of ordinary shares, net	2,647	*	800	-	800
Share based compensation	-	-	316	-	316
Loss for the period	-	-	-	(1,659)	(1,659)

Balance as of June 30, 2022	161,343	*	7,850	(7,288)	562

* Represents an amount less than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Cash Flows for the

(Unaudited)

	Six-month	Six-month
	period ended	period ended
	June 30,	June 30,
	2023	2022
	US$ thousands	US$ thousands
Cash flows from operating activities

Loss for the period	(605)	(1,659)

Adjustments required to reconcile loss to net cash used in operating activities:

Depreciation	8	10
Revaluation of convertible financial instrument	5	(13)
Share based compensation	146	1,087
(Increase) decrease in other current assets	(4)	9
Decrease in accounts payable	(21)	(33)

Net cash used in operating activities	(471)	(599)

Cash flows from investing activities

Net cash used in investing activities	-	-

Cash flows from financing activities

Proceeds from issuance of ordinary shares, net	-	800

Net cash provided by financing activities	-	800

Net (decrease) increase in cash and cash equivalents	(471)	201

Cash and cash equivalents at the beginning of the period	878	601

Cash and cash equivalents at the end of the period	407	802

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of June 30, 2023

(Unaudited)

Note 1 - General

A.	NewStem Ltd. (“the Company”) was incorporated in September 2016 under the laws of the State of Israel and commenced its business operations in July 2018.

B.	The Company is a development stage company utilizing its pioneering intellectual property related to haploid human embryonic stem cells for the development of personalized diagnostics and therapeutics for genetic and epigenetic diseases.

C.	Since inception, the Company has accumulated losses of US$8,575 thousand. As of June 30, 2023, the Company’s cash and cash equivalents balance is US$407 thousand, and the net cash used in operating activities during the six-month period ended June 30, 2023, is US$471 thousand.

The Company will need to obtain additional funds to continue its operations over the next 12 months. Management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales, licensing or financing on terms acceptable to the Company. See also Note 5A regarding the Convertible Loan Agreement which was not executed. The Company’s management has adopted a cost reduction plan in order to adjust future operation expenses to its cash balance and is considering further reductions.

The Company may incur difficulties to continue to operate its business and there is a substantial doubt about its ability to continue as a going concern during the look-forward period. The condensed interim financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

D.	Definitions

In these financial statements –

1.	The Company – NewStem Ltd.
2.	Related Party – Within its meaning in ASC 850, “Related Party Transactions”.

Note 2 - Basis of Presentation

The accompanying condensed interim balance sheet as of June 30, 2023, and the condensed interim statements of operations, changes in shareholders’ equity and cash flows for the six-month period ended June 30, 2023, are unaudited. These unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The unaudited condensed interim financial statements contain all adjustments which, in the opinion of management, are necessary to present fairly, the financial information included therein. It is suggested that these condensed interim financial statements be read in conjunction with the audited financial statements and accompanying notes included in the Company’s report for the year ended December 31, 2022. Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The accounting principles used in the preparation of the interim statements are consistent with those used in the preparation of the financial statements of the Company as of December 31, 2022, except the application for the first time of ASC 606 Revenue from Contracts with Customers, as stated in note 5B.

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of June 30, 2023

(Unaudited)

Note 3 - Related Parties

The Company engaged with its shareholders to receive consulting services and lab renting.

In addition, the Company is required to pay a shareholder sublicense fees at a rate of up to 12% of sublicense.

A.	Transactions

	Six-month	Six-month
	period ended	period ended
	June 30,	June 30,
	2023	2022
	US$ thousands	US$ thousands
Cost of revenues	11	-

Research and development expenses	129	178

B.	Balances

	June 30,	June 30,
	2023	2022
	US$ thousands	US$ thousands
Other current assets	7	-

Accounts payable	11	-

Note 4 - Convertible Financial Instrument

In November 2021, the Company signed a Simple Agreement for Future Equity (“SAFE”) with an investor in the amount of 100 thousand Great British Pound (“GBP”) (approximately US$134 thousands).

The convertible financial instrument is presented at fair value. The convertible financial instrument is considered a Level 3 fair value measurement.

The changes in the liability measured at fair value for which the Company has used Level 3 inputs to determine fair value are as follows:

	2023	2022
	US$ thousands	US$ thousands
Balance as of January 1,	121	134
Change in fair value	5	(13)

Balance as of June 30,	126	121

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of June 30, 2023

(Unaudited)

Note 5 - Events during the period

A.	Convertible Loan Agreement

On March 20, 2023, the Company signed a Convertible Loan Agreement (“the Loan” or “the Agreement”) in the amount of US$200 thousands which bear simple interest at the rate of 12.5% per annum, paid in kind. At the end of a period of 24 months after the date on which the loan funds are provided or in M&A Event, the Loan together with the accrued interest (“Outstanding Amount”) shall convert into shares of the Company’s then most senior class of shares at the price per share paid by the investors in the last financing.

If the Company obtains financing at an earlier date, then the Outstanding Amount shall convert into shares of the Company’s most senior class as shall be issued in such financing transaction, at a price per share equal to 75% of the lowest price per share paid by the investors participating in the financing.

In an event of liquidation only (as defined in the Agreement), the interest rate shall increase to 20% per annum.

As of the date of the approval of the condensed interim financial statements, the lender didn’t transfer the Loan and as such the Agreement was not executed.

B.	Sub-License Agreement

On December 23, 2022, The Company signed a Sub-License Agreement (the “Agreement”), which entered into effect in January 2023, for a sub-license of the Company’s intellectual property related to Fragile X Syndrome (“IP”).

In consideration for the grant of each period of the sub-license, the Company will be entitled to license fees of a lump sum of US$95 thousands for years 1-5 (“First License Period”), US$50 thousand per year for years 6-7, US$100 thousand per year for year 8 and onwards. The Company is also entitled for reimbursement of patent costs that were incurred in the past relating the intellectual property, of approximately $24 thousand and will entitled for reimbursement of future patent costs. These reimbursements will be accounted for as reduction of General and administrative expenses.

In addition, the Company will be entitled to royalties upon future sales of products that are based on the Company’s licensed intellectual property at a rate of 3.5% of the net sales or 50% of sales-based sub-license income, sublicense fees at a rate of up to 13.2% - 22.0% of sublicense consideration, subject to certain terms, as outlined in the Agreement. Moreover, the Company is entitled to certain future milestones payments, partly based on sales and partly based on reaching Phase III clinical trials. The Company also received a right to receive a fee equal to 0.5% of the customer’s exit consideration (“Exit Fee”), which will be received upon an exit event of the customer, as defined in the Agreement. Based on the estimated date of the customer’s exit event and the discount rate used to calculate the current value of the Exit Fee, the fair value of the Exit Fee as of the inception date of the Agreement was considered to be immaterial. Subsequent changes in the fair value of the Exit Fee will be recorded as financial income. As of June 30, 2023, the fair value of the Exit Fee was considered to be immaterial.

In addition, according to this Agreement, it was acknowledged that the Company received US$200 thousand to support certain research activities (performed and accounted for during 2022), and will acquire certain services from the customer for US$100 thousand to evaluate the toxicity of potential drugs candidates.

The Company views granting of licenses and sublicenses as outputs of its ordinary business activities, and recipients of such licenses as customers. Thus, the Company considered this Agreement to be in the scope of ASC 606 Revenue from Contracts with Customers (“ASC 606”). The Company determined that the customer has received rights of use of the IP, which are functional in nature, since the Company will not perform any activities to change functionality of the IP during the terms of the sub-license. As prescribed by ASC 606, revenue from right to use IP is recognized at a point in time, when the customer receives access to the IP. The Company did not identify a promise to provide future services in the Agreement, and hence the rights to use the IP are the only performance obligations in the Agreement.

Therefore, the Company recognized revenues of $95 thousand in the six-month period ending June 30, 2023, for the First License Period. Sales-based royalties and milestone payments dependent of future sales will be recognized upon the occurrence of applicable future sales, under the royalty exception. Other milestone payments are currently fully constrained under the variable consideration guidance.

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